Exhibit 2.2

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF

DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND

CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF

"QUANTUM MEDICAL TRANSPORT, INC.” FILED IN THIS OFFICE ON

THE FIFTH DAY OF APRIL, A.D. 2018, AT 4:29 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO

THE NEW CASTLE COUNTY RECORDER OF DEEDS.

. -'

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

QUANTUM MEDICAL TRANSPORT, INC.

QUANTUM MEDICAL TRANSPORT, INC., a corporation organized and existing under the General Corporation Law, DOES HEREBY CERTIFY that:

FIRST: The Board of Directors adopted resolutions setting forth proposed amendments to the Certificate of Incorporation, declaring said amendments to be advisable, recommending them for approval to the stockholders and submitting them to said stockholders for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that Article VI of the certificate of incorporation be amended in its entirety to read as follows:

ARTICLE VI

CAPITAL STOCK

The total number of shares of stock which the Corporation shall be authorized to issue is twenty billion ten million (20,010,000,000), of which twenty billion (20,000,000,000) shares shall be common stock, par value $0.000001 per share "Common Stock"), and ten million (10,000,000) shares shall be preferred stock, par value $0.000001 per share.

The preferred stock shall be issuable in series. The Board of Directors of the Corporation is authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof which are permitted by section 151 of the General Corporation Law in respect of any series of preferred stock.

There being no shares of the series of preferred stock designated "Series C Preferred Stock" issued and outstanding, such series is eliminated and the shares comprising such series are returned to the status of authorized and undesignated shares of preferred stock.

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SECOND: Pursuant to Section 228 of the General Corporation Law, consents in writing adopting the resolutions set forth in Section FIRST of this Certificate of Amendment were signed by the holders of shares of the Corporation's capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and such consents were delivered to the Corporation by delivery to its officer having custody of the book in which proceedings of meetings of stockholders are recorded.

THIRD: Said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed on its behalf by its President, thereunto duly authorized, this 02 day of April 2018.

QUANTUM MEDICAL TRANSPORT, INC.

By: /s/ Ricky Bernard

Ricky E. Bernard

President

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